Exhibit 5.3

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303-2214 www.dlapiper.com T 650.833.2000 F 650.833.2001

April 20, 2009

Akeena Solar, Inc.
16005 Los Gator Boulevard
Los Gatos, California  95032

Re:	Registered Direct Public Offering

Ladies and Gentlemen

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Akeena Solar, Inc., a Delaware corporation (the “Company”), of additional Series G Warrants to purchase up to 1,275,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Warrants,” and the shares of Common Stock underlying the Warrants, the “Warrant Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-156603) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related Prospectus included therein and the Prospectus Supplement dated April 20, 2009 to be filed with the Commission on April 21, 2009 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein.

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplement, the Amendment Agreement, dated as of April 20, 2009 (the “Amendment Agreement”), by and among the Company and each purchaser identified on the signature pages thereto, the form of Series G Warrant to be filed as an exhibit to a Current Report of the Company on Form 8-K, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the Warrants. We express no opinion as to the enforceability of provisions in the Warrants specifying that rights may be waived only in writing or that a party’s waiver of any breach is not to be construed as a waiver by such party of any prior breach of such provision, or of any other provision or provisions providing for a right or remedy that may be held to be a penalty or otherwise in violation of public policy.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Akeena Solar, Inc.
April 20, 2009
Page Two

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness, completeness and authenticity of all documents submitted to us as originals; the completeness and conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. With regard to the Warrant Shares, we have assumed that at the time of issuance or sale, a sufficient number of shares of Common Stock are authorized and available for issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold as provided in the Amendment Agreement and in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (ii) the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants and in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

This opinion has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)